UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 10, 2007

(Date of earliest event reported)

Quest Resource Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification No.)

9520 North May Ave., Suite 300

Oklahoma City, Oklahoma 73120

(Address of principal executive office)(Zip Code)

(405) 488-1304

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 10, 2007, Quest Resource Corporation ("Quest") entered into an Employment Agreement (the "Agreement") with David Lawler, Chief Operating Officer of Quest. The Agreement will commence on May 1, 2007 and initially has a term of three years (the "Initial Term"). Upon expiration of the Initial Term, the Agreement will automatically continue for successive one-year terms, unless earlier terminated in accordance with the Agreement. Mr. Lawler's base salary is $290,000 per year. He is eligible to participate in Quest's incentive bonus plan or program, and he was granted 15,000 fully vested bonus shares and 90,000 restricted shares of Quest. The bonus shares will be issued as soon as practicable following May 1, 2007, and the restricted shares will vest in accordance with a three-year vesting schedule.

If Quest terminates Mr. Lawler's employment without "cause" (as defined in the Agreement) or if Mr. Lawler terminates the Agreement for Good Reason (as defined in the Agreement), Quest will pay to Mr. Lawler (i) his base salary for the remainder of the term, (ii) his health insurance premium payments for the duration of the COBRA continuation period or until he becomes eligible for health insurance with a different employer, and (iii) his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled. If Mr. Lawler is unable to render services as a result of physical or mental disability, Quest may terminate his employment, and he will receive a lump-sum payment of $290,000 and all compensation and benefits that were accrued and vested as of the date of termination.

The Agreement also provides for one-year restrictive covenants of non-competition and non-solicitation in the event Mr. Lawler terminates his own employment or is terminated by Quest for cause. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement dated April 10, 2007 between Quest Resource Corporation and David Lawler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: April 12, 2007

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